Exhibit 4.2
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.
Original Issue Date: January ___, 2009
$300,000
12% SECURED DEBENTURE
DUE MARCH 31, 2009
THIS DEBENTURE of Smart Move, Inc., a Delaware corporation, having a principal place of business at 5990 Greenwood Plaza Blvd, #2 Suite 390, Greenwood Village, Colorado 80111 (the “Company”), designated as its 12% Secured Debenture, due February 15, 2009 (the “Debenture”), with ability of the Company to extend the note in 30 day increments until June 1, 2009.
FOR VALUE RECEIVED, the Company promises to pay to Thomas P. Grainger or its registered assigns (the “Holder”), the principal sum of $300,000 on February 15, 2009, provided the Company has completed a new equity raise of at least $5,000,000 on or before such date, or on the specific later extended maturity date to which the maturity of the Debenture may be automatically extended for successive periods of thirty (30) days each. With respect to each automatic extension of thirty days (or prorata portion thereof in the case of the final automatic extension) the obligation to issue 2,500,000 shares of restricted common stock at maturity of accrues (10,000,000 shares of restricted stock being issuable at maturity for the extensions if all automatic extensions are applicable), provided that in no event shall the Maturity Date be extended beyond June 1, 2009 except with the consent of Holder (the “Maturity Date”). The Company shall pay the accrued interest to the Holder monthly and at the Maturity Date on the then outstanding principal amount of this Debenture at the rate of 12% per annum, all interest payable in cash. The Company may pay this Debenture only at the applicable original or extended Maturity Date. Any extension of the Maturity Date beyond June 1, 2009 shall be in the sole discretion of the Holder.
This Debenture is subject to the terms and conditions set forth in the Bridge Loan Agreement, as well as to the following additional provisions:
Section 1. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.
Section 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Bridge Loan Agreement and may be transferred or exchanged only in compliance with the Bridge Loan Agreement and applicable federal and state securities laws and regulations. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.
Section 3. Events of Default.
(a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i) any default in the payment of the principal amount of, or interest on, the Debenture;

(ii) any representation or warranty made by the Company in the Bridge Loan Agreement or any other Transaction Documents was incorrect in any material respect on or as of the date made;
(iii) the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any of the other Transaction Documents which failure is not cured, if possible to cure, within 10 Trading Days after notice of such default is sent by the Holder or by any other holder to the Company; or
(iv) the Company shall commence, or there shall be commenced against the Company a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing;
Section 4. This Debenture is a direct obligation of the Company, and the obligation of the Company to repay this Debenture is absolute and unconditional. This Debenture shall be secured to the aggregate extent of principal and interest owing hereunder that does not exceed $245,000 by 800 SmartVault containers, such security interest to be held pro rata and on a parri pasu basis with the holders of existing indebtedness in the aggregate principal amount of $1,255,000 currently held by third parties which is also secured by the subject 800 SmartVault containers.
Section 5. Interest on the amount advanced will accrue on this Debenture until the Maturity Date. at the rate of twelve percent (12% per annum), and be payable monthly on or before the 15th day of each month and at the Maturity Date. If any portion of this Debenture is outstanding on the Maturity Date, as extended, if applicable, interest at the rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower, shall accrue on the outstanding principal of this Debenture from the Maturity Date to and including the date of payment by the Company. All past due interest shall accrue on a daily basis and shall be payable in cash. The Holder may demand payment of all or any part of this Debenture, together with accrued interest, if any, and any other amounts due hereunder, as of the Maturity Date or any date thereafter.
Section 6. Any payment made by the Company to the Investor, on account of this Debenture shall be applied in the following order of priority: (i) first, to any amounts other than principal and accrued interest, if any, hereunder, (ii) second, to accrued interest, if any, through and including the date of payment, and (iv) then, to principal of the Debenture.
Section 7. The outstanding principal of the Bridge Loan evidenced by this Debenture may be prepaid in cash in whole or in part at the option of the Company without penalty. All payments contemplated to be made “in cash” and shall be made in immediately available good funds of United States of America currency by wire transfer to an account designated in writing by the Investor to the Company (which account may be changed by notice similarly given). For purposes of the Debenture, the phrase “date of payment” means the date good funds are received in the account designated by the notice which is then currently effective.

Section 8. The Maturity Date of this Debenture is February 15, 2009, but the Maturity Date shall be automatically extended for successive periods of thirty days each unless the Company completes a new equity capital raise of at least $5,000,000 prior to the original or extended Maturity Date, and 2,500,000 shares of restricted common stock will become vested in for payment at the final Maturity Date on each of February 15, March 15, April 15, and May 15, 2009 if all automatic extensions are applicable. In no event may the Maturity Date be extended by election of the Company beyond June 1, 2009, except at the election of and in the sole discretion of the Holder.
Section 9. This Debenture shall be governed by and interpreted in accordance with the laws of the State of Colorado for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.
Section 10. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any notice of conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, facsimile number 5990 Greenwood Plaza Blvd. Suite 390 Greenwood Village, CO 80111. fascimile number 720-488-0190, Attn: Chris Sapyta or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. Denver, Colorado time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Denver, Colorado time) on any date and earlier than 11:59 p.m. (Colorado time) on such date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding business day.
Section 11. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.
Section 12. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.
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IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SMART MOVE, INC.

By:

Name:

Title:

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